Exhibit 99.2

Silver Pegasus Acquisition Corp. Announces Closing Of Initial Public Offering Of 11,500,000 Units After Underwriters Exercise Over-Allotment Option In Full

SANTA CLARA CA, July 17, 2025 (NEWSWIRE) — Silver Pegasus Acquisition Corp. (Nasdaq: “SPEGU”), a special purpose acquisition company (the “Company”), today announced the closing on July 16th of its previously announced underwritten initial public offering of 11,500,000 units (the “Units”), each unit comprised of one Class A ordinary share, $0.0001 par value (the “Class A Shares”), and one right, each right entitling the holder thereof to one-tenth of one Class A Share upon consummation of the Company’s initial business combination, including the purchase of an additional 1,500,000 to cover over-allotments sold pursuant to the underwriters’ full exercise of their option, at a public offering price of $10.00 per Unit. The Units commenced trading on the Global Market tier of the Nasdaq Stock Market under the ticker symbol “SPEGU” on July 15, 2025.

Roth Capital Partners, LLC is acting as the sole manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on July 14, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

Silver Pegasus Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry, sector or geographic location, with a focus on semiconductors and systems solutions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Cesar Johnston, Chief Executive Officer

Silver Pegasus Acquisition Corp.

(408) 734-6022